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                                   EXHIBIT 11
                          MODINE MANUFACTURING COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

                                                         Three months ended         Six months ended
                                                        -------------------       -------------------
                                                           September 26              September 26
                                                        -------------------       -------------------
                                                          1997       1996           1997       1996
                                                        --------   --------       --------   --------
Primary
     Weighted average shares outstanding                  29,764     29,855         29,782     29,819

     Share equivalents for period prior to
       exercise (options exercised)                           40         14             71         29

     Net shares issuable, assuming exercise
       of options using average market price
       and employing the treasury stock method.              623        590            561        582
                                                        --------   --------       --------   --------

     Average common share and common
       share equivalents                                  30,427     30,459         30,414     30,430
                                                        ========   ========       ========   ========

     Net earnings for the period                        $ 18,229   $ 15,654       $ 36,414   $ 32,044
                                                        ========   ========       ========   ========

     Net earnings per share of common stock                $0.60      $0.51          $1.20      $1.05
                                                        ========   ========       ========   ========

Fully Diluted
     Weighted average shares outstanding                  29,764     29,855         29,782     29,819

     Share equivalents for period prior to
       exercise (options exercised)                           43         14             75         29

     Net shares issuable, assuming exercise
       of options using ending market price
       (unless antidilutive) and employing
       the treasury stock method                             743        604            743        604
                                                        --------   --------       --------   --------

     Average common share and common
       share equivalents                                  30,550     30,473         30,600     30,452
                                                        ========   ========       ========   ========

     Net earnings for the period                        $ 18,229   $ 15,654       $ 36,414   $ 32,044
                                                        ========   ========       ========   ========

     Net earnings per share of common stock                $0.60      $0.51          $1.19      $1.05
                                                        ========   ========       ========   ========

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